                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)
-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker             6. If Amendment, Date
    Richemont Finance S.A.                    Statement                     or Trading Symbol                     of Original
----------------------------------------      (Month/Day/Year)                 E-Z Serve Corporation (EZS)        (Month/Day/Year)
     (Last)     (First)     (Middle)            6/1/98                   -----------------------------------------------------------
   35 Boulevard Prince Henri               ----------------------------  5. Relationship of Reporting          7. Individual or
----------------------------------------   3. I.R.S. Identification           Person(s) to Issuer                 Joint/Group
             (Street)                         Number of Reporting           (Check all applicable)                Filing (Check
                                              Person, if an entity       ----- Director   --X-- 10% Owner         Applicable List)
   L 1724 Luxembourg                          (voluntary)                ----- Officer    ----- Other (specify   -- Form filed by
----------------------------------------                                  (give title below)           below)       One Reporting
(City)      (State)      (Zip)                                                                                      Person
                                                                               ---------------------------        X Form filed by
                                                                                                                    More than One
                                                                                                                    Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                 2. Amount of Securities      3. Ownership Form:       4. Nature of Indirect
    (Instr. 4)                           Beneficially Owned           Direct (D) or            Beneficial
                                         (Instr. 4)                   Indirect (I)             Ownership (Instr. 5)
                                                                       (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                 7,365,540                     D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                            SEC 1473 (7/97)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
Warrants                         6/1/98  1/27/2009      Common Stock     230,400      $.01              I        These warrants are
                                                                                                                 owned of record
                                                                                                                 and beneficially by
                                                                                                                 NAR Group Limited
                                                                                                                 ("NAR). The
                                                                                                                 Reporting Person
                                                                                                                 is a  shareholder
                                                                                                                 of NAR and may,
                                                                                                                 therefore, be
                                                                                                                 deemed to be an
                                                                                                                 indirect owner of
                                                                                                                 these warrants.
                                                                                                                 However, the
                                                                                                                 Reporting Person
                                                                                                                 disclaims such
                                                                                                                 beneficial
                                                                                                                 ownership.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
                                                                                     /s/  Robert P. Wessely            June 11, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                        Attorney-in-Fact
Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                         Page 2
in this form are not required to respond unless the form displays a currently                                       SEC 1473 (8/92)
valid OMB Number.


                         Form 3 Joint Filer Information

1.

Name:    Richemont S.A.

Address: 35 Boulevard Prince Henri
         L 1724 Luxembourg

Designated Filer:     Richemont Finance S.A.

Issuer & Ticker Symbol:  E-Z Serve Corporation (EZS)

Date of Event Requiring Statement:   June 1, 1998

Ownership Form:  Indirect (affiliate)

Signature:        /s/ Robert P. Wessely
                  ---------------------
                  By:  Robert P. Wessely
                  Its:  Attorney-in-Fact

2.

Name:    Compagnie Financiere Richemont AG

Address: Rigistrasse 2
         Zug 6300 Switzerland

Designated Filer:    Richemont Finance S.A.

Issuer & Ticker Symbol:  E-Z Serve Corporation (EZS)

Date of Event Requiring Statement:   June 1, 1998

Ownership Form:  Indirect (affiliate)

Signature:        /s/ Robert P. Wessely
                  ---------------------
                  By:  Robert P. Wessely
                  Its:  Attorney-in-Fact



                             Page # 3 of # 4 pages

3.

Name:    Compagnie Financiere Rupert

Address: Rigistrasse 2
         Zug 6300 Switzerland

Designated Filer:    Richemont Finance S.A.

Issuer & Ticker Symbol:  E-Z Serve Corporation (EZS)

Date of Event Requiring Statement:   June 1, 1998

Ownership Form:  Indirect (affiliate)

Signature:        /s/ Robert P. Wessely
                  ---------------------
                  By:  Robert P. Wessely
                  Its:  Attorney-in-Fact


                              Page # 4 of # 4 pages